Exhibit 99.1

From:     Brian Manthey (news media)

414-221-4444

brian.manthey@we-energies.com

Colleen F. Henderson, CFA (analysts)

414-221-2592

colleen.henderson@wisconsinenergy.com

June 12, 2015

Wisconsin Energy declares pro rata dividends in anticipation of Integrys acquisition

MILWAUKEE — The board of directors of Wisconsin Energy Corporation today declared pro rata dividends in anticipation of the potential acquisition by Wisconsin Energy (NYSE: WEC) of Integrys Energy Group (NYSE: TEG) taking place before Wisconsin Energy’s next common stock dividend record date.

The board declared a pro rata dividend of $0.00459239 a share per day that will accrue from May 15, 2015 through the day before the effective date of the acquisition.  This pro rata dividend is the daily equivalent of the current quarterly dividend rate of $0.4225 a share.  It would be payable to Wisconsin Energy shareholders of record at the close of business on the day preceding the effective date of the acquisition.

The board also declared a pro rata dividend of $0.00497283 a share per day (the daily equivalent of $0.4575 per quarter) that will accrue from the effective date of the acquisition through Aug. 14, 2015, which is Wisconsin Energy’s normal record date.  This pro rata dividend would be paid on Sept. 1, 2015, to Wisconsin Energy shareholders of record on Aug. 14, 2015.

This new dividend level represents an increase of 8.3 percent over the current quarterly rate for Wisconsin Energy shareholders and — per the merger agreement — will bring Integrys and Wisconsin Energy shareholders to dividend parity.

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These pro rata dividend declarations are contingent on completion of the acquisition prior to Aug. 15, 2015.  In the event that the acquisition does not close by that date, Wisconsin Energy shareholders of record on Aug. 14, 2015 will receive the regular quarterly dividend of $0.4225 a share, payable Sep. 1, 2015.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan’s Upper Peninsula and 1.1 million natural gas customers in Wisconsin. The company’s principal utility is We Energies. The company’s other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy (wisconsinenergy.com), a component of the S&P 500, has more than $15 billion of assets, 4,300 employees and approximately 40,000 stockholders of record.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain forward-looking statements with respect to the financial condition, results of operations and business of Wisconsin Energy and Integrys and the combined businesses of Integrys and Wisconsin Energy and certain plans and objectives of Wisconsin Energy and Integrys with respect thereto, including the expected benefits of the proposed merger. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the expected closing date of the proposed merger; the possibility that the expected synergies and value creation from the proposed merger will not be realized, or will not be realized within the expected time period; the risk that the businesses of Wisconsin Energy and Integrys will not be integrated successfully; disruption from the proposed merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; the possibility that the proposed merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; and the risk that financing for the proposed merger may not be available on favorable terms. These forward-looking statements are based on numerous assumptions and assessments made by Wisconsin Energy and/or Integrys in light of their experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors that each party believes appropriate.

By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this communication could cause actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this communication.  Neither Wisconsin Energy nor Integrys assumes any obligation to update the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law. A further list and description of risks and uncertainties at Wisconsin Energy can be found in Wisconsin Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its reports filed on Form 10-Q and Form 8-K.  A further list and description of risks and uncertainties at Integrys can be found in Integrys’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its reports filed on Form 10-Q and Form 8-K.

Additional Information and Where to Find It

In connection with the proposed merger, Wisconsin Energy filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that includes a joint proxy statement/prospectus for the shareholders of Wisconsin Energy and Integrys.  The registration statement was declared effective by the SEC on October 6, 2014.  Each of Wisconsin Energy and Integrys mailed the joint proxy statement/prospectus to their respective shareholders and will file other documents regarding the proposed merger with the SEC. Wisconsin Energy and Integrys urge investors and shareholders to read the joint proxy statement/prospectus, as well as other documents filed with the SEC when they become available, because they will contain important information.  Investors and security holders will be able to receive the registration statement containing the joint proxy statement/prospectus and other documents free of charge at the SEC’s web site, http://www.sec.gov, from Wisconsin Energy at Wisconsin Energy Corporation, Corporate Secretary, 231 W. Michigan St., P.O. Box 1331, Milwaukee, WI 53201, or from Integrys at Integrys Energy Group, Inc., Investor Relations, 200 East Randolph Street, 23rd Floor, Chicago, IL 60601.

Non-solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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